Exhibit 10.1

Separation Agreement and General Release

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Photronics, Inc.  (referred to throughout this Agreement as “Employer”) and John Jordan (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.

Last Day of Employment.

Employee has resigned his employment with Employer, which resignation Employer has been accepted, effective February 23, 2024 (the “Separation Date”). Employee will receive his regular pay and benefits through the Separation Date. This Agreement shall become effective on the last day of the revocation period provided Employee has not timely revoked same (“Effective Date”). Employee agrees his employment agreement with Employer effective September 5, 2017 will terminate on the Separation Date and Employee agrees that he not be entitled to any benefits or compensation and waives any claim to any payments under the Employment Agreement effective as of the Separation Date.

Consideration.

In consideration for Employee timely signing this Agreement on or prior to the Separation Date, not timely revoking this Agreement, and complying with its terms, Employer agrees:

(a)          To pay to Employee four hundred and ten thousand dollars ($410,000), less lawful withholdings and deductions, representing twelve (12) months of Employee’s base salary, payable following the Effective Date (the “Separation Pay”). The Separation Pay will be made in twenty six (26) equal installments consistent with the Employer’s current pay practices or as such practices may be in effect from time to time.  Employee will also be entitled to the continuation of his medical and dental plan benefits as in effect as of the Separation Date, for a period of three hundred and sixty (360) days following the Separation Date, provided Employee will be required to make any and all required contributions to such plans as Employee made prior to the Separation Date.  Subsequent to such twelve (12) month period, Employee will be eligible to continue medical insurance coverage for any remaining period afforded under COBRA.  Employer has also agreed to accelerate the vesting of Employee’s previously granted restricted stock under grant numbers C0062, B0549 and B0480 as follows: the vesting of (i) 5,000 shares from grant C0062, (ii) 10,000 shares from grant B0549 and (iii) 8,750 shares from grant B0480 shall be accelerated to the Separation Date.  Employee hereby agrees and acknowledges that all other future vestings will be forfeited and Employee has no right to such future vesting.

(b)          Not to contest any application for unemployment compensation benefits that Employee may make, provided that it may respond truthfully to requests for information from the State of Connecticut Labor Department, and further provided that Employee understands that the State of Connecticut Labor Department, not Employer, determines eligibility for unemployment compensation benefits.

No Consideration Absent Execution of this Agreement.

Employee understands and agrees that Employee would not receive the consideration specified in Paragraph 2 above, except for Employee’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

General Release, Claims Not Released and Related Provisions.

(c)          General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

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Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”); The Internal Revenue Code of 1986; The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); Executive Order 11246; The Rehabilitation Act; The Vietnam Era Veterans’ Readjustment Assistance Act (“VEVRAA”); Families First Coronavirus Response Act;

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The Connecticut Fair Employment Practices Act—Conn. Gen. Stat. § 46a-51 et seq.; The Connecticut Wage Laws—Conn. Gen. Stat. § 31-58 et seq.; The Connecticut Statutory Provision Regarding Retaliation/ Discrimination for Filing a Workers’ Compensation Claim—Conn. Gen. Stat. § 31-290a; The Connecticut Equal Pay Law—Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76; The Connecticut Family and Medical Leave Law—Conn. Gen. Stat. § 31-51kk et seq.; The Connecticut Drug Testing Law—Conn. Gen. Stat. § 31-51t et seq.; The Connecticut Whistleblower Law—Conn. Gen. Stat. § 31-51m(a) et seq.; The Connecticut Free Speech Law—Conn. Gen. Stat. § 31-51q et seq.; The Connecticut Age Discrimination and Employee Benefits Law—Conn. Gen. Stat. § 38a-543; The Connecticut Reproductive Hazards Law—Conn. Gen. Stat. § 31-40g et seq.; The Connecticut AIDS Testing and Confidentiality Law—Conn. Gen. Stat. § 19a-581 et seq.; The Connecticut Electronic Monitoring of Employees Law—Conn. Gen. Stat. § 31-48b; The Connecticut OSHA, as amended; The Connecticut Law Concerning Consumer Privacy and Identity Theft—Conn. Gen. Stat. § 42-470 et seq.; The Connecticut Law Preventing the Use of Credit Scores by Certain Employers in Hiring Decision—Conn. Gen. Stat. § 31-51tt; The Connecticut Law regarding Palliative Use of Marijuana—Conn. Gen. Stat. § 21a-408 et seq.; The Connecticut Paid Sick Leave law—Conn. Gen. Stat. § 31-57r et seq.; The Connecticut Pay Equity and Fairness law (originally P.A. 15-196); The Connecticut Law Concerning Employment Protection for Witnesses and Victims of Crime—Conn. Gen. Stat. § 54-85b; and

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any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

(d)          Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.

(e)          Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

Governmental Agencies.

Nothing in this Agreement or any other agreement Employee may have signed or Employer policy,  prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental agency, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency.  To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Employee is also not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.

Confidentiality.

Employee agrees not to disclose any information regarding the substance or terms of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency. This confidentiality restriction shall not be construed to limit Employee’s rights under the National Labor Relations Act.

Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

Employee affirms that Employee has reported all hours worked as of the date Employee signs this Agreement and has been paid and/or has received all compensation, wages, bonuses, commissions, paid sick leave, predictability pay, and/or benefits which are due and payable as of the date Employee signs this Agreement, and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee further affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment for any period up to and including the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.

Employee affirms that Employee has no known or unreported workplace injuries or occupational diseases.

Employee affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law, including but not limited to those contained in Section 7 of that certain Employment Agreement, effective as of September 5, 2017, as such agreement may have been amended (the “Confidentiality Agreement”). Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Employee affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting or objecting to any such allegations internally to Employer.

Employee agrees to reasonably cooperate with Employer in regard to the transition of business matters handled by Employee during Employee’s employment with Employer and in regard to any litigation brought by or against Employer.

Employee agrees to refrain from making statements that are maliciously disparaging or defamatory about Releasees, or Releasees’ customers, suppliers, or vendors, including but not limited to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor on blogs, by text or email or other electronic means.

Employee shall not apply in the future for employment with Employer.

Cooperation.

Upon request of the Employer, Employee agrees reasonably to cooperate with Employer and/or its agents or attorneys in connection with any legal proceedings, government investigations, or business matters, including responding to inquiries.  Employee agrees to be reasonably available in legal proceedings without the need for a subpoena and to meet with Company’s counsel upon request at mutually convenient times.  Employee shall be reimbursed for any out-of-pocket expenses, including mileage, incurred in providing such cooperation.

 Non-Competition.

Employee covenants and agrees that commencing on the date hereof and continuing for a period of twelve (12) months thereafter (the "Exclusivity Period"), Employee shall not, and shall cause each of its affiliates (if applicable) not to:

(a) Acquire any controlling ownership interest in or engage, directly or indirectly, for themselves or as agent, consultant, employee or otherwise, in any business which is competitive with or damaging to the business of Employer or any subsidiary of Employer, whether such business is now owned or hereafter organized or acquired;

(b) Undertake the planning for or organization of, directly or indirectly, alone or in combination with any person or entity any business activity which is competitive with or damaging to the business of Employer or any subsidiary of the Employer;

(c) Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, any business related to the business of the Employer from any customers or prospective customers of Employer; the term "customer" means any entity or person who is or has been a client or customer of Employer during the time which Employee was employed with Employer, and the term "prospective customer" means a person or entity who became known to  Employer during the time which Executive was employed with Employer as a result of that person's or entity's interest in obtaining the services or products of Employer; and

(d) Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, for employment or any similar capacity, any person who is an employee of, or an independent contractor for, Employer its direct or indirect subsidiaries, parents or Affiliates or who was such an employee within twelve (12) months prior to the date of such solicitation or attempted solicitation.

(e) Employer acknowledges that Employee will be able to earn a livelihood without violating the foregoing restrictions.

(f) If any provision or clause, or portion hereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause hereof, to be illegal, void or unenforceable because of the duration of such provision or the geographic area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Intellectual Property.

(a) Employee has no interest (except as disclosed to Employer) in any inventions, designs, improvements, patents, copyrights and discoveries which are useful in or directly or indirectly related to the business of Employer or to any experimental work carried on by the Employer. Except as may be limited by applicable law, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Employee during the term of this employment with Employer which are useful in or directly or indirectly related to the business of the Employer or to any experimental work carried on by Employer, shall be the property of  Employer. Employee will promptly and fully disclose to Employer all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and will take all steps necessary and reasonably required to assure Employer's ownership thereof and to assist the Employer in protecting or defending Employer's proprietary rights therein.

(b) Employee also agrees to assist the Employer in obtaining United States or foreign letters patent and copyright registrations covering inventions assigned hereunder to Employee and that Employee’s obligation to assist Employer shall continue beyond the termination of Employee's employment but Employer shall compensate Employee at a reasonable rate for time actually spent by Employee at the Company's request with respect to such assistance. If the Employer is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Employer, then Employee hereby irrevocably designates and appoints the Employer, each of its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee will further assist the Employer in every way to enforce any copyrights or patents obtained including, without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Employer, all without further consideration but at the expense of the Employer. If Employee is called upon to render such assistance after the termination of Employee's employment, then Employee shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of Employer.

Return of Property.

Except as provided otherwise in this Agreement or by law, Employee affirms that Employee has returned, without copying or reproducing, all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control.

Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.

Governing Law and Interpretation.

This Agreement shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

Non-admission of Wrongdoing.

The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

Amendment.

This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

Entire Agreement.

This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any nondisclosure, or confidentiality agreement which shall remain in full force and effect according to its terms.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

Counterparts and Signatures.

This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO RICHELLE BURR AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE POSTMARKED OR IF PERSONALLY DELIVERED RECEIVED BY RICHELLE BURR OR HIS/HER DESIGNEE WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

FEBRUARY 23, 2024

By:		By:
	John Jordan		Richelle Burr
	EVP, Chief Financial Officer		EVP, Chief Administrative Officer & General Counsel

Date:	Date: